Exhibit 10.16

April 13, 2009

Mr. Darren R. Jamison
21211 Nordhoff Street
Chatsworth CA 91311

Dear Darren:

As described below, the compensation committee of the Capstone Turbine Corporation Board of Directors has extended the time period during which you can earn the Special Performance Bonus described in the December 1, 2006 letter agreement that was entered into when you commenced your employment by Capstone.

The letter agreement provides for a Special Performance Bonus of $100,000 to be paid to you upon the achievement of Capstone cash flow positive for any two (2) consecutive quarters during the first two years of your employment. On April 8, 2009, the compensation committee extended the opportunity to earn the Special Performance Bonus for achievement of positive cash flow for any two (2) consecutive quarters through the fiscal year ending March 31, 2010.

Sincerely,

/s/ ELIOT G. PROTSCH
Eliot G. Protsch

Chairman of the Board
Capstone Turbine Corporation